Exhibit 3.34(b)

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

AEI RESOURCES, LLC

           Membership Interests in the Company have not been registered with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or under the securities laws of any state. Without such registration, Membership Interests may not be sold, pledged, hypothecated, or otherwise transferred by a Member at any time whatsoever, except upon delivery to the Company of an opinion of counsel satisfactory to the Company that such registration is not required for such transfer and/or the submission to the Company of such other evidence as may be satisfactory to the Company to the effect that such transfer will not violate the Securities Act of 1933, as amended, and/or applicable state securities laws, and/or any rule or regulation promulgated thereunder. In addition, any sale or other transfer of Membership Interests is subject to certain restrictions that are set forth in this Agreement.

           THIS LIMITED LIABILITY COMPANY OPERATING AGREEMENT of AEI RESOURCES, LLC (the "Company"), a Delaware limited liability company, is made and entered into as of May 9, 2002, by AEI RESOURCES HOLDING, INC. ("Parent") and such other Persons (as hereinafter defined) or Entities (as hereinafter defined) as may be admitted from time to time as members of the Company in accordance with the terms of this Agreement and the Delaware Act (as hereinafter defined).

          As used in this Agreement, the term "Member" shall mean Parent (so long as it is a member of the Company) or any other Person or Entity who is admitted as a member of the Company in accordance with this Agreement and the Delaware Act, and the term "Members" (whether one or more) shall mean Parent (so long as it is a member of the Company) and any other Person or Entity admitted as a member of the Company in accordance with this Agreement and the Delaware Act.

W I T N E S S E T H:

           WHEREAS, the Company was formed as a corporation with the name "Coal Ventures, Inc." in the State of Delaware by the filing of a Certificate of Incorporation with the Secretary of State of Delaware on May 6, 1998; and

           WHEREAS, the Company's name was changed to AEI Resources, Inc. by the filing of an amendment to the Certificate of Incorporation with the Secretary of State of Delaware on August 3, 1998; and

           WHEREAS, in accordance with Section 6.10 of the Joint Plan of Reorganization of AEI Resources Holding, Inc. and its subsidiaries (including the Company) under Chapter 11 of the United States Bankruptcy Code, confirmed by Order of the United States Bankruptcy Court for the Eastern District of Kentucky, the Company is converting to a limited liability company by filing a Certificate of Conversion and a Certificate of Formation with the Secretary of State of Delaware on May 9, 2002, pursuant to Section 18-214 of the Delaware Limited Liability Company Act (the "Act"); and

           WHEREAS, the Member desires to set forth herein the manner in which the Company, as a limited liability company, shall be governed and operated.

           NOW, THEREFORE, in consideration of the covenants contained herein and other good and valuable consideration, the Member and any other Person or Entity admitted as a Member of the Company in accordance with this Agreement and the Delaware Act, intending to be legally bound hereby, agree as follows.

ARTICLE I
DEFINITIONS

          The following terms have the definitions hereinafter indicated whenever used in this Agreement with initial capital letters.

           "Affiliate" of any specified Person shall mean any other Person controlling, controlled by or under common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or other beneficial interests, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

           "Agreement" shall mean this Operating Agreement as originally executed and as amended from time to time.

           "Capital Account" shall mean a financial account to be established and maintained by the Company for each Member as computed from time to time in accordance with the capital account maintenance rules set forth in Regulations Section 1.704-1(b)(2), as such Regulations may be amended from time to time.

           "Capital Contribution" shall mean the total amount of money or the net fair market value of property (as determined in good faith by the Members) contributed by each Member to the Company pursuant to the terms of this Agreement.

           "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

           "Company" shall mean AEI Resources, LLC, a Delaware limited liability company.

           "Company Minimum Gain" shall mean the amount determined in accordance with Regulations Section 1.704-2(d) by (i) computing with respect to each Nonrecourse Liability of the Company the amount of income or gain, if any, that would be realized by the Company if it disposed of the property securing such Nonrecourse Liability in full satisfaction thereof, and (ii) aggregating all separate amounts so computed.

           "Delaware Act" shall mean the Delaware Limited Liability Company Act, Title 6 of the Delaware Code, Section 18-101, et seq., as same may be amended from time to time.

           "Distributable Cash" shall mean, with respect to any period, all cash (i) derived by the Company from normal business operations, (ii) received as proceeds from any Company financing, refinancing or other extraordinary event (including cash received from the sale of all or substantially all the Company's property) or (iii) withdrawn from reserves during such period, minus (w) all expenses (other than depreciation and other similar noncash expenses) incurred incident to the normal operation of the Company's business, (x) all capital expenditures made during such period, (y) all payments of principal and interest made during such period with respect to Company loans, including loans from Members, and (z) all funds set aside during such period for the creation or addition to such reserves as the Members deem necessary for the reasonable needs and prudent operation of the Company's business.

           "Entity" shall mean any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative or association or any foreign trust or foreign business organization.

           "Fiscal Year" shall mean the annual accounting period specified in Article X, Section 1 hereof.

           "Holding" shall mean (i) initially, AEI Holding Company, Inc., a Delaware corporation, and (ii) following the conversion of such Entity into a limited liability company under the Act, AEI Holding Company, LLC, a Delaware limited liability company.

           "Liquidating Trustee" shall mean Parent or such other Person appointed by Members owning a majority of the Ownership Percentages to act in the capacity provided in Article XII hereof.

           "Member" shall mean Parent and any other Person that hereafter is admitted as a Member.

           "Member Nonrecourse Debt" shall have the meaning ascribed to the term "partner nonrecourse debt" in Regulations Section 1.704-2(b)(4).

           "Member Nonrecourse Deductions" shall mean any and all items of loss, deduction or expenditure (described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Regulations Section 1.704-2(i)(2), are attributable to Member Nonrecourse Debt.

           "Membership Interest" shall mean a Member's entire interest in the Company, including such Member's share of the Profits, Losses and distributions of the Company, and the Member's right to vote on, consent to, or otherwise participate in any decision or action of or by the Members granted pursuant to this Agreement or the Delaware Act.

           "Minimum Gain Attributable to Member Nonrecourse Debt" shall have the meaning ascribed to the term "partner nonrecourse debt minimum gain" in Regulations Section 1.704-2(i)(2).

           "Nonrecourse Deductions" shall mean that amount determined in accordance with Regulations Section 1.704-2(b)(1).

           "Nonrecourse Liability" shall mean any liability of the Company treated as a nonrecourse liability under Regulations Section 1.704-2(b)(3).

           "Officer" shall mean any officer of the Company as set forth in Article VIII, Section 2.

           "Ownership Percentage" shall mean a Member's percentage interest in the Profits, Losses and distributions of the Company as adjusted under this Agreement. The initial Ownership Percentages are as follows:

Name of Member Parent	Ownership Percentage 100%

           "Parent" shall mean AEI Resources Holding, Inc. (or, following the anticipated change of name of such Entity, Horizon Natural Resources Company), a Delaware corporation.

           "Person" shall mean any individual or Entity, and the heirs, executors, administrators, legal representatives, successors, and assigns of any such Person where the context so permits.

           "Profit or Loss" shall mean, for each Fiscal Year or other period, an amount equal to the Company's taxable income or loss for such Fiscal Year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

1.	Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profit or Loss shall be added to such taxable income or loss;

2.	Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profit or Loss, shall be subtracted from such taxable income or loss; and

3.	Notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Article VII, Section 2 hereof shall not be taken into account in computing Profit or Loss.

           "Regulations" shall mean the Federal Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

ARTICLE II
ORGANIZATIONAL MATTERS

           1.   Name. The name of the Company shall initially be AEI Resources, LLC. As promptly as practicable following the effectiveness of this Agreement, the name of the Company shall be amended in order to delete the reference to "AEI"..

           2.   Principal Place of Business. The principal place of business of the Company is 2000 Ashland Drive, Ashland, Kentucky 41101. The Company may locate its places of business and registered office at any other place or places as the Members may from time to time deem advisable..

           3.   Registered Office and Registered Agent. The Company's initial registered agent within the State of Delaware is The Corporation Trust Company and the registered office of the Company with the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801. The registered office and registered agent may be changed from time to time by filing the address of the new registered office and/or the name of the new registered agent with the Secretary of State of Delaware pursuant to the Delaware Act and the applicable rules promulgated thereunder..

           4.   Term. The term of the Company as a limited liability company commenced on the date the Certificate of Conversion was filed with the Secretary of State of Delaware and shall continue until terminated in accordance with the provisions of this Agreement or the Delaware Act..

           5.   Tax Status. The undersigned intends for the Company to be treated as a partnership for federal income tax purposes if the Company has two or more members, and otherwise as an Entity that is disregarded as an Entity separate from its owner for federal income tax purposes pursuant to Regulations Section 301.7701-3.

ARTICLE III
BUSINESS OF COMPANY

           The business the Company shall be authorized to conduct shall be (i) to own stock or membership interests in Holding and be a member of Holding, and (ii) to conduct any and all other activities that limited liability companies are authorized to conduct under the Delaware Act. The Company shall have all powers necessary to or reasonably connected with such business which may be legally exercised by limited liability companies under the Delaware Act.

ARTICLE IV
NAMES AND ADDRESSES OF MEMBERS

           The names and addresses of the Members are as follows:

Name of Member Parent	Address 2000 Ashland Drive Ashland, Kentucky 41101

ARTICLE V
CONTRIBUTIONS TO THE COMPANY

           1.   Member's Capital Contributions. Simultaneously with the execution of this Agreement, the Member shall make the following Capital Contributions to the Company:

Member Parent	Capital Contribution $100

           2.   Reimbursement of Expenses. The Company shall reimburse Parent for all direct out-of-pocket costs incurred in connection with the conversion of the Company to a limited liability company.

           3.   Third-Party Loans. In the event that the Members shall determine, at any time and from time to time, that the Company requires additional funds, the Members shall have the right to cause the Company to borrow additional funds from a third-party lender upon such terms and conditions as the Members deem reasonable and appropriate under the circumstances.

           4.   Member Loans. In the event the Company is unable to obtain any third-party loans upon terms acceptable to the Members or the Members determine that the Company requires funds in addition to any amounts borrowed under Article V, Section 3 above, then the Members may make loans to the Company in such amounts and upon such terms and conditions authorized by the Members. Any loan made by a Member shall not be treated as a Capital Contribution for any purpose under this Agreement, nor shall any such loan entitle a Member to any increase in his or her share of the Profits, Losses, Distributable Cash or distributions of the Company. Any loan from a Member shall be repayable on the terms and conditions and shall bear interest as the rate agreed to by the lending Member and the remaining Members.

           5.   Additional Capital Contributions. The Members shall have the right to make additional Capital Contributions pursuant to the terms of this Article V, Section 5. If the Members determine unanimously by vote that the Company requires funds in connection with the conduct of the Company's business (including any expansion or diversification) in addition to any amounts borrowed under Article V, Sections 3 and 4 hereof, each Member shall make an additional Capital Contribution in accordance with such Member's Ownership Percentage.

           6.   Withdrawal or Reduction of Members' Contributions to Capital.

(a) No Member shall receive out of the Company's property any part of such Member's Capital Contribution until all liabilities of the Company have been paid or there remains property of the Company sufficient to pay them.

(b) Each Member, irrespective of the nature of such Member's Capital Contribution, has only the right to demand and receive cash in return for such Capital Contribution. No Member shall be entitled to interest on its Capital Contribution or to the return of its Capital Contribution, except as otherwise specifically provided for herein. The Capital Contribution of a Member shall not be considered as a liability of the Company.

ARTICLE VI
DISTRIBUTIONS

           1.   Distributions. The Distributable Cash of the Company shall be distributed at such times as may be determined by the Members, to the Members in accordance with their Ownership Percentages.

           2.   Dissolution. Notwithstanding Article VI, Section 1 hereof, upon dissolution of the Company provided in Article XII, Section 1 hereof, all distributions occurring thereafter shall be made in accordance with Article XII, Section 3.

           3.   Limitation Upon Distributions. No distributions shall be made to the Members if prohibited by the Delaware Act.

           4.   Amounts Withheld. All amounts withheld pursuant to the Code or any provision of any state, local or other tax law with respect to any payment or distribution to the Members shall be treated as amounts distributed to the Members pursuant to this Article VI for all purposes under this Agreement.

           5.   Distributions of Other Property. The Members shall determine (a) whether any distributions, other than distributions of Distributable Cash, shall be made; and (b) the timing of such distributions, if any. Distributions of property to the Members, other than distributions in liquidation of all or a portion of a Member's Membership Interest, shall be made among the Members in accordance with their Ownership Percentages.

ARTICLE VII
ALLOCATIONS

          The Members agree that the provisions of this Article VII shall apply only in the event that there is more than one Member:

           1.   Profits and Losses. Any Profit or Loss realized by the Company for any Fiscal Year or other period shall be allocated among the Members in accordance with their respective Ownership Percentages. Notwithstanding the foregoing, no Loss shall be allocated to a Member to the extent it would cause or increase a deficit balance in such Member's Capital Account. In such case, the Loss shall be allocated to the Members with positive balances in their Capital Accounts in proportion to such balances, and appropriate adjustments shall be made to the allocation of subsequent Profit in order to offset the allocation of such Loss.

           2.   Regulatory Allocations. Notwithstanding Article VII, Section 1 above, the following special allocations shall be made for each Fiscal Year in the following order of descending priority:

(a) Company Minimum Gain. Except as otherwise provided in Regulations Section 1.704-2(f), if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in proportion to and to the extent of, an amount equal to the portion of such Member's share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). This Article VII, Section 2(a) is intended to comply with the chargeback of items of income and gain requirement in Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(b) Minimum Gain Attributable to Member Nonrecourse Debt. Except as otherwise provided in Regulations Section 1.704-2(i), if there is a net decrease in Minimum Gain Attributable to Member Nonrecourse Debt during any Fiscal Year, each Member with a share of Minimum Gain Attributable to Member Nonrecourse Debt shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in proportion to, and to the extent of, an amount equal to the portion of such Member's share of the net decrease in the Minimum Gain Attributable to Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). This Article VII, Section 2(b) is intended to comply with the chargeback of items of income and gain requirement in Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4),(5) or (6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the adjusted capital account deficit (as such term is used in Regulations Section 1.704-1(b)(2)(ii)(d)) of such Member as quickly as possible, provided that an allocation pursuant to this Article VII, Section 2(c) shall be made only after all other allocations provided for in this Article VII have been tentatively made as if this Article VII, Section 2(c) were not in this Agreement. This Article VII, Section 2(c) is intended to constitute a "qualified income offset" within the meaning of Section 1.704-1(b)(2)(ii)(d)(3) of the Treasury Regulations and is to be interpreted to the extent possible to comply with the requirements of such Regulation as it may be amended or supplemented from time to time.

(d) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be allocated to the Members in the same ratios that Profit is allocated for the Fiscal Year in accordance with Regulations Section 1.704-2(b)(1). If the Members determine in good faith that the Nonrecourse Deductions must be allocated in a different ratio to satisfy the safe harbor requirements of the Regulations promulgated under Section 704(b) of the Code, then the Members shall revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

(e) Member Nonrecourse Deductions. Member Nonrecourse Deductions for any Fiscal Year shall be allocated one hundred percent (100%) to the Member that bears the economic risk of loss (as defined in Regulations Section 1.704-2(b)) with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i). If more than one Member bears the economic risk of loss with respect to a Member Nonrecourse Debt, the Member Nonrecourse Deductions attributable thereto shall be allocated between or among such Members in accordance with the ratios in which they share such economic risk of loss.

           3.   Curative Allocations. The allocations set forth in Article VII, Sections 2(a) through 2(e) (the "Regulatory Allocations") are intended to comply with certain requirements of Regulations Sections 1.704-1(b) and 1.704-2(b). Notwithstanding any other provisions of this Article VII (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss, and deduction among the Members so that, to the extent possible, the net amount of such allocations of other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to such Member if the Regulatory Allocations had not occurred.

           4.   Code Section 704(c). In accordance with Code Section 704(c) and the Regulations thereunder and Regulations Section 1.704-1(b)(4)(i), income, gain, loss and deduction (as computed for federal income tax purposes) with respect to any property contributed to the capital of the Company or otherwise revalued on the books of the Company shall, solely for federal income tax purposes, be allocated among the Members to take into account any variation between the adjusted basis of such property to the Company for federal income tax purposes and its fair market value as determined at the time of the contribution or revaluation. Any elections or other decisions relating to such tax allocations shall be made by vote of a majority in interest of the Members.

           5.   Code Section 754 Election. To the extent and at the times provided by law, the Company may, by majority in interest vote of the Members, elect in a timely manner pursuant to Section 754 of the Code and pursuant to corresponding provisions of applicable state and local tax laws, to adjust the basis of the assets of the Company pursuant to Sections 734 and 743 of the Code.

ARTICLE VIII
MANAGEMENT

           1.   Management. The business and affairs of the Company shall be managed by the Members in their capacity as Members of the Company. The Members, acting together or through any Member individually, shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company's business. All actions of the Members on behalf of the Company shall be taken by unanimous vote of such Members.

           2.   Officers. Without limiting the power and authority given to the Members in Article VIII, Section 1, the Company shall have a Chief Executive Officer, a Chief Financial Officer and a Secretary, all of whom shall be appointed by the Members, and who shall serve at the pleasure of the Members. The Company may also have such other Officers as the Members may deem necessary, all of whom shall be appointed by the Members.

(a) The Chief Executive Officer shall:

(i)	Be the chief executive officer of the Company and have general charge and authority over the business of the Company, subject to the direction of the Members;

(ii)	Have authority to preside at all meetings of the Members;

(iii)	Have authority acting alone, except as otherwise directed by the Members, to sign and deliver any document on behalf of the Company; and

(iv)	Have such other powers and duties as the Members may assign.

(b) The Chief Financial Officer shall:

(i)	Keep adequate and correct accounts of the Company's financial affairs and transactions;

(ii)	Have authority acting alone, except as otherwise directed by the Members, to sign and deliver any document on behalf of the Company; and

(iii)	Have such other duties and powers as the Members may assign.

(c) The Secretary shall:

(i)	Issue notices of all meetings for which notice is required to be given;

(ii)	Have responsibility for preparing minutes of the Members' meetings and for authenticating records of the Company;

(iii)	Have charge of the Company's record books;

(iv)	Have authority acting alone, except as otherwise directed by the Members, to sign and deliver any document on behalf of the Company; and

(v)	Have such other duties and powers as the Members may assign.

(d) Other Officers and agents of the Company shall have such authority and perform such duties in the management of the Company as the Members may assign to them.

(e) The initial Officers of the Company shall be as follows:

Chief Executive Officer - Don Brown Chief Financial Officer - Michael Nemser Secretary - Julie Hudson

           3.   Liability for Certain Acts. Each Member and Officer shall act in a manner he, she or it believes in good faith to be in the best interests of the Company and with such care as an ordinarily prudent person in a like position would use under similar circumstances. No Member or Officer shall be liable to the Company or its other Members for any action taken in managing the business or affairs of the Company if such Member or Officer performs the duties of his, her or its office in compliance with the standards contained in this Article VIII, Section 3 and the Delaware Act. No Member has guaranteed nor shall have any obligation with respect to the return of a Member's Capital Contributions or has guaranteed profits from the operation of the Company. No Member or Officer shall be liable to the Company or to any other Member for any loss or damage sustained by the Company or any Member except for (i) any loss or damage resulting from intentional misconduct or knowing violation of law or (ii) a transaction for which such Member or Officer received a personal benefit in violation or breach of the provisions of this Agreement. Each Member and Officer shall be entitled to rely on information, opinions, reports or statements, including but not limited to financial statements or other financial data prepared or presented in accordance with the provisions of Section 18-406 of the Delaware Act.

           4.   Bank Accounts. The Members and Officers may from time to time open bank accounts in the name of the Company.

           5.   Indemnity of Members, Officers, Employees and Other Agents. To the fullest extent permitted under the Delaware Act, the Company shall indemnify the Members and Officers and make advances for expenses to the Members and Officers with respect to such matters to the maximum extent permitted under applicable law. The Company shall indemnify its employees and other agents who are not Members or Officers to the fullest extent permitted by law, provided that such indemnification in any given situation is approved by a majority in interest vote of the Members.

           5.   Compensation. No Member shall be entitled to compensation for actions taken on behalf of the Company; however, Members shall be reimbursed for all reasonable expenses incurred on behalf of the Company.

ARTICLE IX
RIGHTS AND OBLIGATIONS OF MEMBERS

           1.   Limitation on Liability. Each Member's liability shall be limited as set forth in this Agreement, the Delaware Act and other applicable law.

           2.   No Liability for Company Obligations. No Member will have any personal liability for any debts or losses of the Company beyond such Member's Capital Contribution, except as provided by law, relating to liability for wrongful distributions.

           3.   Priority and Return of Capital. Except as may be expressly provided herein, no Member shall have priority over any other Member, either as to the return of Capital Contributions or as to Profits, Losses or distributions. This Section shall not apply to loans (as distinguished from Capital Contributions) which a Member has made to the Company.

           4.   Title to Property. All real and personal property owned by the Company shall be owned by the Company as an entity and no Member shall have any ownership interest in such property in his individual name or right, and each Member's interest in the Company shall be personal property for all purposes.

           5.   Certificates and Preemptive Rights. Membership Interests in the Company shall be evidenced by certificates. No Member or other Person or Entity shall have preemptive or similar rights with respect to the Membership Interests.

ARTICLE X
ACCOUNTING AND TAX MATTERS

           1.   Accounting Period. The Company's annual accounting period shall be the calendar year.

           2.   Records, Audits and Reports. At the expense of the Company, the Members shall maintain records and accounts of all operations and expenditures of the Company. In addition, the Company shall keep the following records at the principal place of business of the Company:

(a) A current list of the full name and last known address of each Member;

(b) Copies of records to enable a Member to determine the relative voting rights of the Members, if any;

(c) A copy of the Certificate of Formation of the Company and all amendments thereto;

(d) Copies of the Company's federal, state, and local income tax returns and reports, if any, for the three most recent years;

(e) A copy of this Agreement, together with any amendments thereto; and

(f) Copies of any financial statements of the Company for the three most recent years.

           3.   Tax Returns. The Members shall cause the preparation and timely filing of all tax returns required to be filed by the Company pursuant to the Code and all other tax returns deemed necessary and required in each jurisdiction in which the Company does business. Copies of such returns, or pertinent information therefrom, shall be furnished to the Members within a reasonable time after the end of the Company's Fiscal Year.

           4.   Tax Matters Partner. The "tax matters partner" of the Company for all purposes under the Code shall be Parent or such other Member as may be appointed as such by Parent from time to time.

ARTICLE XI
NONTRANSFERABILITY

           1.   Restrictions on Transfers. Notwithstanding any other provision in this Agreement, no Member shall transfer, sell, encumber, assign or otherwise dispose of any portion of his or her Membership Interest without the prior written consent of all Members. Any attempt by a Member to transfer any or all of his or her Membership Interest without the prior written consent shall be null and void and shall not be given effect for any purpose by the Company.

ARTICLE XII
DISSOLUTION AND TERMINATION

           1.   Dissolution. The Company shall be dissolved upon the occurrence of any of the following events:

(a) by the written agreement of Members owning a majority of the Ownership Percentages; or

(b) upon the death, insanity or bankruptcy of all of the Members (which in the case of a Member who is acting as a Member by virtue of being a trustee or subtrustee of a trust, shall be the termination of the trust (but not merely the substitution of a new trustee or subtrustee)).

           2.   Effect of Dissolution. Upon dissolution, the Company shall cease to carry on its business, except as permitted by the Delaware Act. Upon dissolution, the Members shall file a statement of commencement of winding up pursuant to the Delaware Act and publish the notice permitted by the Delaware Act.

           3.   Winding Up, Liquidation and Distribution of Assets.

(a) Upon dissolution of the Company, no further business shall be conducted except for the taking of such action as shall be necessary for the winding up of the affairs of the Company and the distribution of its assets to the Members pursuant to the provisions of this Section. Parent shall act as the Liquidating Trustee, or, if Parent is unable to act as Liquidating Trustee, then Members owning a majority of the Ownership Percentages shall appoint the Liquidating Trustee. The Liquidating Trustee shall have full authority to wind up the affairs of the Company and to make distributions as provided herein.

(b) Upon dissolution of the Company, the Liquidating Trustee shall either sell the assets of the Company at the best price available, or the Liquidating Trustee may distribute to the Members all or any portion of the Company's assets in kind. If any assets are to be distributed in kind, the Liquidating Trustee shall ascertain the fair market value (by appraisal or other reasonable means) of such assets, and each Member's Capital Account shall be charged or credited, as the case may be, as if such asset had been sold for cash at such fair market value and the net gain or net loss recognized thereby had been allocated to and among the Members in accordance with Article VII above.

(c) All assets of the Company shall be applied and distributed by the Liquidating Trustee in the following order:

(i)	First, to the creditors of the Company;

(ii)	Second, to setting up the reserves that the Liquidating Trustee may deem reasonably necessary for contingent or unforeseen liabilities or obligations of the Company;

(iii)	Third, to the Members in an amount equal to the positive balances of their Capital Accounts in the proportion of such positive balances (after such Capital Accounts have been adjusted to reflect any Profits or Losses to be allocated to the Members in connection with the dissolution and liquidation of the Company); and

(iv)	Thereafter, to the Members in accordance with their respective Ownership Percentages.

(d) Except as provided by law upon a "liquidation" within the meaning of Section 1.704-l(b)(2)(ii)(g) of the Regulations, if any Member has a deficit Capital Account (after giving effect to all contributions, distributions, allocations and other Capital Account adjustments for all taxable years, including the year during which such liquidation occurs), such Member shall have no obligation to make any Capital Contribution, and the negative balance of such Member's Capital Account shall not be considered a debt owed by such Member to the Company or to any other Person for any purpose whatsoever.

           4.   Certificate of Termination. When all debts, liabilities and obligations have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets have been distributed to the Members, a Certificate of Cancellation shall be executed and filed with the Secretary of State of Delaware in accordance with Section 18-203 of the Delaware Act.

           5.   Return of Contribution; Nonrecourse Against Other Members. Except as provided by law or as expressly provided in this Agreement, upon dissolution, each Member shall look solely to the assets of the Company for the return of his or her Capital Contribution. If the assets of the Company remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the cash contribution of one or more Members, such Member or Members shall have no recourse against any other Member.

ARTICLE XIII
MISCELLANEOUS PROVISIONS

           1.   Notices. Any and all notices, offers, demands or elections required or permitted to be made under this Agreement ("Notices") shall be in writing, signed by the party giving such Notice, and shall be deemed given and effective (i) when hand-delivered (either in person by the party giving such notice, or by its designated agent, or by commercial courier) or (ii) on the third (3rd) business day (which term means a day when the United States Postal Service, or its legal successor ("Postal Service") is making regular deliveries of mail on all of its regularly appointed week-day rounds in New York City) following the day (as evidenced by proof of mailing) upon which such notice is deposited, postage pre-paid, certified mail, return receipt requested, with the Postal Service, and addressed to the other party at such party's respective address as set forth in Article IV hereof, or at such other address as the other party may hereafter designate by Notice.

           2.   Entire Contract. This Agreement shall constitute the entire contract between the parties and shall supersede any prior agreements and understandings.

           3.   Application of Delaware Law. This Agreement, and the application or interpretation hereof, shall be governed exclusively by its terms and by the laws of the State of Delaware, and specifically the Delaware Act.

           4.   Waiver of Right to Partition. Each of the parties hereto irrevocably waives during the term of the Company any right to maintain any action for partition with respect to the property of the Company.

           5.   Amendments. Any amendment to this Agreement shall be made in writing and signed by all Members.

           6.   Rights and Remedies Cumulative. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies. Such rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

           7.   Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

           8.   Heirs, Successors and Assigns. Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement, their respective heirs, legal representatives, successors and assigns.

           9.   Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company.

           10.   No Partnership Intended for Nontax Purposes. The Members have formed the Company under the Delaware Act, and expressly do not intend hereby to form a partnership under either the Delaware Uniform Partnership Act nor the Delaware Uniform Limited Partnership Act. The Members do not intend to be partners one to another, or partners as to any third party for any purpose other than federal, state, local or foreign tax purposes. To the extent any Member, by word or action, represents to another Person that any other Member is a partner or that the Company is a partnership, the Member making such wrongful representation shall be liable to any other Member who incurs personal liability by reason of such wrongful representation.

           11.   Waiver. No provision of this Agreement will be deemed to have been waived except if such waiver is contained in a written instrument executed by the party against which such waiver is to be enforced, and no such waiver will be deemed to be a waiver of any other or further obligation or liability of the party or parties in whose favor the waiver was given. The rights and remedies of the parties under this Agreement are in addition to all other rights and remedies, at law or in equity, that they may have against the other parties hereto.

           12.   Construction. Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa.

           13.   Headings. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision hereof.

           14.   Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

           15.   Further Assurances. Each Member hereby agrees to cooperate, and to execute and deliver in a timely fashion any and all additional documents necessary to effectuate the purposes of the Company and this Agreement.

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          IN WITNESS WHEREOF, the Members have executed this Agreement as of the date first written above.

AEI RESOURCES HOLDING, INC. By: ______________________________ Name: